Exhibit (p)(1)

EFFECTIVE November 28, 2018

THRIVENT CODE OF ETHICS

for

THRIVENT FINANCIAL FOR LUTHERANS

THRIVENT ASSET MANAGEMENT, LLC

THRIVENT DISTRIBUTORS, LLC

THRIVENT MUTUAL FUNDS

THRIVENT SERIES FUND, INC.

THRIVENT CORE FUNDS

THRIVENT CASH MANAGEMENT TRUST

THRIVENT CHURCH LOAN AND INCOME FUND

Table of Contents

I. INTRODUCTION	4

II. FIDUCIARY DUTY	5

III. PERSONS COVERED BY THE CODE	6

IV. DEFINED TERMS	8

A. Access Person	8

B. Automatic Investment Plan	8

D. Church Loan Fund Insider	9

E. Front-Running	10

F. High Yield Securities	10

G. Initial Public Offering (“IPO”)	10

H. Investment Personnel	10

I. Large Company Securities	10

J. Limited Offering	10

K. Material Violations	10

L. Portfolio Manager	11

M. “Purchase or Sale” of a Reportable Security	11

N. Reportable Fund	11

O. Reportable Securities Account	11

P. Reportable Security	11

Q. “Security Held or to be Acquired”	12

R. Small Company Securities	12

S. Supervised Person	12

V. STANDARDS OF BUSINESS CONDUCT	12

A. General	12

VI. CONFLICTS OF INTEREST	13

A. Fair Treatment	14

B. Gifts & Entertainment	14

C. Late Trading	15

D. Duty of Care	15

E. Transactions with Clients	15

F. Outside Activities	15

G. Service as Outside Director or on Creditors’ Committee	16

VII. PERSONAL TRADING RESTRICTIONS	17

B. Additional Restrictions Applicable to Investment Personnel	18

C. Restrictions Applicable to Church Loan Fund Insiders	20

VIII. PRE-CLEARANCE REQUIREMENTS	21

A. Transactions Exempt from Pre-Clearance	21

B. Access Persons Exempt from Pre-Clearance	23

D. Procedures for Options Exercise	23

E. Prohibition on Self Pre-clearance	24

IX. ACCESS PERSON REPORTING REQUIREMENTS	24

A. Approved Accounts	24

B. Statements and Confirmations	24

C. Initial and Annual Holdings Reports	25

D. Quarterly Reports	25

E. Annual Certifications	26

F. Independent Fund Directors	26

G. Independent Directors of Advisers	27

I. Reporting Violations	27

X. ADMINISTRATION OF CODE OF ETHICS	27

A. Procedures	27

B. Exceptions	27

C. Board Reports	28

D. Recordkeeping Requirements	28

E. CCO Annual Review	29

F. Sanctions and Forfeitures	29

Thrivent Code of Ethics

I.	INTRODUCTION

This Code of Ethics (“Code”) is adopted in compliance with the requirements of U.S. securities laws applicable to registered investment advisers and registered investment companies. Registered investment advisers are required by Rule 204A-1 under the Investment Advisers Act of 1940, as amended (“Advisers Act”), to establish, maintain and enforce a code of ethics which, among other things, sets forth the standards of business conduct required of their “supervised persons” as defined in Advisers Act Section 202(a)(25) and “access persons” as defined in Rule 204A-1 and requires them to comply with the Federal Securities Laws.1 Similarly, each registered investment company and its investment advisers and principal underwriter must adopt a code of ethics pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended (“1940 Act”) containing provisions reasonably necessary to prevent “access persons” as defined in Rule 17j-1 from engaging in any act, practice, or course of business prohibited under the anti-fraud provisions of the rule (Rule 204A-1 and Rule 17j-1, collectively, “Rules”).

In conformity with the Rules, this Code has been adopted by the following entities: Thrivent Financial for Lutherans (“TFL”) and Thrivent Asset Management, LLC (“TAM”) (each an “Adviser”; collectively, the “Advisers”), Thrivent Distributors, LLC (“TDL”) (the “Principal Underwriter”) and the Thrivent Mutual Funds, Thrivent Series Fund, Inc., Thrivent Core Funds, Thrivent Cash Management Trust and Thrivent Church Loan and Income Fund (the “Church Loan Fund”) (each a “Fund”; collectively, the “Funds” and together with the Advisers and the Principal Underwriter, the “Regulated Companies” or “Thrivent”). (An individual series or a portfolio of a Fund is herein sometimes referred to as a “Fund Portfolio”.)

The Board of Directors/Trustees of each Fund (“Fund Board”), including a majority of the Directors/Trustees who are not interested persons of a Fund (“Independent Fund Directors”), must approve the code of ethics of the Funds, as well as the code of ethics of each Adviser, each Fund sub-adviser and the Principal Underwriter and any material changes to such codes. The Fund Board must base its approval of a code of ethics and any material changes on its determination that the code contains provisions reasonably necessary to prevent “access persons” as defined in Rule 17j-1 from engaging in acts, practices or courses of business prohibited by the anti-fraud provisions of the rule.

This Code does not apply to officers, directors, employees or supervised persons of any sub-adviser to the Funds provided that such entity has adopted its own Code of Ethics pursuant to

1 Advisers Act Rule 204A-1 defines the term “Federal Securities Laws” to include: (1) the Securities Act of 1933, as amended; (2) the Securities Exchange Act of 1934, as amended; (3) the Sarbanes-Oxley Act of 2002; (4) the 1940 Act; (5) the Advisers Act; (6) Title V of the Gramm-Leach-Bliley Act of 1999; (7) any rules adopted by the SEC under those statutes; (8) the Bank Secrecy Act, as it applies to funds and investment advisers; and (9) any rules adopted under relevant provisions of the Bank Secrecy Act by the SEC or the Department of the Treasury.

the Rules and such Code of Ethics and any material amendments thereto has been approved by the Fund Board.

Abusive personal investment activities by access persons are prohibited not only by the Rules, but also by other provisions of the federal securities laws. For example, an access person who engages in Front Running (as hereinafter defined) or a Fund portfolio manager who makes investment decisions for a Fund with the intent to benefit personally would, in addition to violating Rule 17j-1, violate the antifraud provisions of Section 17(a) of the Securities Act of 1933, as amended (“Securities Act”), Section 10(b) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) and Exchange Act Rule 10b-5. If a Fund and its portfolio manager purchase or sell securities in the same company, the portfolio manager may have engaged in a “joint transaction” with the Fund in violation of 1940 Act Section 17(d) and related Rule 17d-1. If a portfolio manager causes a Fund to purchase particular securities in exchange for any compensation (in the form of securities, private investment opportunities, favorable trading terms, or other similar benefits), the manager would violate 1940 Act Section 17(e), which prohibits any portfolio manager or other fund insider, acting as agent, from receiving compensation from outside sources in exchange for the purchase or sale of any property to or from an investment company. An investment adviser whose portfolio manager or other employees engage in abusive investing would violate Advisers Act Section 206, which prohibits investment advisers from engaging in certain fraudulent conduct and imposes a strict fiduciary duty on all advisers.

Penalties for violation of these laws can be severe and extend to all Thrivent Financial for Lutherans’ affiliates and their officers and directors as well as to the individual.

If you have any questions concerning this Code, please contact the relevant Chief Compliance Officer of the Regulated Companies (“CCO”) or a designated person within the Asset Management Law Department of the General Counsel’s Office (“GCO”) (individually and collectively, “Compliance”). CCO for each Adviser means the Chief Compliance Officer as designated on the Adviser’s Form ADV, Part 1, Schedule A, or the CCO’s designee, as applicable. For the Funds, it means the CCO approved by the Fund Board or that CCO’s designee.

II.	FIDUCIARY DUTY

The Securities and Exchange Commission (“SEC”) and the Supreme Court have consistently opined that an investment adviser owes a “fiduciary duty” to its advisory clients. As fiduciaries, we have affirmative duties of care, honesty, loyalty and good faith to act in the best interests of our clients, including the Funds and their shareholders (collectively, “Clients”).

Our Clients’ interests are paramount and must come before our personal interests. Our Access Persons and Supervised Persons are also expected to behave as fiduciaries with respect to Clients. This means that each must render disinterested advice, protect Client assets (including nonpublic information about a Client or a Client’s account) and act always in the best interest of our Clients. When acting in a fiduciary capacity, Thrivent will adhere to the highest standards of care and diligence in conducting our activities. We must be particularly sensitive to situations in which the interests of Clients conflict with those of Thrivent, striving always to identify and avoid material conflicts of interest or to disclose those conflicts which cannot be avoided.

We seek to foster a reputation for integrity and professionalism. That reputation is a vital business asset and it is our responsibility to take the actions needed to help preserve that reputation. For that reason, we have established a Code of Conduct, with the expectation that everyone acting on behalf of Thrivent will understand and follow its principles. To further these goals, we have also adopted this Code and implemented policies and procedures to prevent fraudulent, deceptive and manipulative practices and to ensure compliance with the Federal Securities Laws and the fiduciary duties owed to our Clients.

III.	PERSONS COVERED BY THE CODE

Except as provided in the following sentence, this Code applies to all Supervised Persons of the Advisers2 and all Access Persons3 of the Regulated Companies. For TFL, in reliance on interpretative guidance of the staff of the SEC4, this Code and the Rules do not apply to Non- Advisory Personnel of TFL. “Non-Advisory Personnel” include officers, employees or supervised persons of TFL, other than directors, who are not involved, either directly or indirectly in TFL’s investment advisory activities. The Advisers Act defines Supervised Person to include “any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser.” Contractors and consultants may, in certain circumstances, be deemed to be Supervised Persons. All Supervised Persons, including independent directors of the Advisers, are required to comply with the Federal Securities Laws, to acknowledge receipt of this Code and to report any violations of this Code promptly to the CCO. However, Supervised Persons who are not also Access Persons are not required to file periodic reports of personal securities transactions and holdings.

All Access Persons are required to satisfy the above requirements applicable to Supervised Persons. In addition, Access Persons, other than Fund Independent Directors, are required to file periodic reports of their personal securities transactions and holdings and are generally required to pre-clear personal securities transactions unless specifically exempt from pre-clearance under this Code.

Under the Advisers Act, “access person” is defined as “[a]ny of your supervised persons . . . [w]ho has access to nonpublic information regarding any clients’ purchase or sale of securities, or

2 See Advisers Act Section 202(a)(25) for definition of “supervised person”. Note that independent directors of advisers are not excluded from this statutory definition.

3 See Advisers Act Rule 204A-1(e)(1) and 1940 Act Rule 17j-1(a)(1) for definitions of “access person”.

4 Prudential Insurance Company of America (pub. avail. March 1, 2005)(providing relief from compliance with Rule 204A-1 with respect to non-advisory personnel.

nonpublic information regarding the portfolio holdings of any reportable fund, or . . . is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic. . . . If providing investment advice is your primary business, all of your directors, officers and partners are presumed to be access persons.”5 The presumption is rebuttable, meaning that an adviser may demonstrate that independent directors are not access persons depending upon their activities. “Access person” is defined slightly differently under the 1940 Act, and contains a presumption that all of a Fund’s directors and officers are access persons of the Fund.6

Based on these defined terms, for any Adviser whose primary business is other than providing investment advice (i.e., TFL), Thrivent has determined that officers or directors who are not involved in, and have no access to, non-public investment recommendations shall not be deemed Access Persons for purpose of this Code. For any Adviser whose primary business is rendering investment advice, all officers and directors are presumed to be Access Persons unless the CCO, after consultation with the Adviser’s Chief Legal Officer (“CLO”), has determined that a particular officer or director may be excluded from its Access Persons.

For purposes of this Code, Thrivent deems the following to be Access Persons:

•	any Officer, Director or Trustee of a Fund;

•

any Officer or Manager of TAM, unless the CCO, in consultation with the CLO, has determined that an Officer or Manager of TAM neither makes, participates in nor obtains information regarding the purchase or sale of Reportable Securities by a Client, and is not involved in any investment recommendations relating to the purchase or sale of Reportable Securities;

•

any Officer or Director of TFL or the Principal Underwriter, and any employee of a Fund or Adviser who, in connection with his or her regular functions or duties, makes, participates in, or obtains or has access to information regarding, the purchase or sale of Reportable Securities by a Client, or whose functions relate to the making of any recommendations with respect to the purchases or sales;

•	any Officer, Director, Trustee or employee of a Regulated Company who has access to nonpublic information regarding any Client’s purchase or sale of securities, or nonpublic

[5]	Advisers Act Rule 204A-1(e)(1). Providing investment advice is not the primary business of Thrivent Financial for Lutherans.
[6]	See 1940 Act Rule 17j-1(a)(1) which, in pertinent part, defines “access person” as follows:

i     Any Advisory Person of a Fund or of a Fund’s investment adviser. If an investment adviser’s primary business is advising Funds or other advisory clients, all of the investment adviser’s directors, officers, and general partners are presumed to be Access Persons of any Fund advised by the investment adviser. All of a Fund’s directors, officers, and general partners are presumed to be Access Persons of the Fund.

ii     Any director, officer or general partner of a principal underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Covered Securities by the Fund for which the principal underwriter acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the fund regarding the purchase or sale of Covered Securities.

information regarding the portfolio holdings of any Fund;

•

any natural person in a control relationship to a Fund or Adviser who obtains information concerning recommendations made to a Fund with regard to the purchase or sale of Reportable Securities by a Fund; and

•	any other person who the CCO determines to be an Access Person.

Each Supervised Person and/or Access Person shall be notified of his or her status under this Code and be provided with a copy of this Code and any amendments and shall provide an acknowledgement of such receipt, provided, however, that with respect to Officers, Directors or Managers of TFL or TAM who are determined not to be Access Persons, this requirement may be satisfied by the receipt and acknowledgement of the Thrivent Code of Conduct. Your receipt of this Code or the Code of Conduct, if applicable, for your review and signature means that you are a Supervised Person and/or Access Person to whom the Code applies. Should you have any doubt as to whether this Code applies to you, you should contact your CCO.

IV.	DEFINED TERMS

As used in the Code, the following terms have the following meanings:

A.	Access Person

Relevant definitions of Access Person from both of the Rules appear in Section III, above. Under Rule 204A-1, the term “access person” includes any Supervised Person who has access to nonpublic Client information regarding purchase or sale of securities or portfolio holdings, or is involved in making, or has access to, non-public securities recommendations to Clients. In addition, the definition of “access person” under Rule 17j-1 includes the defined term “advisory person” which covers, among other things, any director, officer, or employee of the Funds or the Advisers “who, in connection with his or her regular functions or duties, makes, participates, in or obtains information regarding, the purchase or sale of Covered Securities by a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales.” Since together these terms cover all relevant personnel, for purposes of this Code, the term Access Person means and includes any “advisory person” as defined by Rule 17j-1.

Note:    All Access Persons are subject to pre-clearance and reporting of personal securities transactions unless explicitly exempt under Section VIII.

B.	Automatic Investment Plan

Any program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including, but not limited to, any dividend reinvestment plan (“DRIP”).

C.	Beneficial Ownership[7]

A “beneficial owner” is any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares in the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the security.

A person generally has beneficial ownership in:

•	Securities held in his or her name;

•

Securities held by members of a person’s immediate family sharing the same household (“Residential Family Member”), although the presumption of beneficial ownership may be rebutted. Immediate family members include anyone who is related to a person in any of the following ways, whether by blood, adoption, marriage, or domestic partnership:

•	spouse or domestic partner
•	children, stepchildren, and grandchildren
•	parents, stepparents, and grandparents
•	siblings
•	parent-, children-, and siblings-in-law;

•	A general partner’s proportionate interest in the portfolio of securities held by a general or limited partnership;

•	A person’s interest in securities held by a trust, where the person is trustee or where the person is beneficiary and has or shares investment control;

•	Securities held by an investment club of which the person is a member and in which he or she has a direct or indirect pecuniary interest; and

•

Securities held by an entity (including without limitation corporations, trusts and partnerships) or other person (such as acting as guardian or conservator) if the person has or shares authority over the investment decisions for such entity or person.

D.	Church Loan Fund Insider

Any person who is a Trustee, Officer, portfolio manager, or principal stockholder (holder of more than 10% of a class of reportable securities) of the Church Loan Fund and TAM are subject to Beneficial Ownership reporting obligations under Section 16 of the Securities Exchange Act of 1934, as amended (each, a “Church Loan Fund Insider”).

7 The term “beneficial ownership” is defined in Exchange Act Rule 16a-1(a)(2). This Code sets forth the general requirements of the defined term.

E.	Front-Running

The purchase or sale of a security in anticipation of and prior to any Adviser effecting similar transactions for Clients in order to take advantage of or avoid changes in market prices expected to result from the Client’s transactions.

F.	High Yield Securities

Debt obligations rated less than investment grade, which is defined as having a category quality rating below “Baa3,” as rated by Moody’s Investors Service, Inc. (“Moody’s”), or below “BBB-,” as rated by Standard & Poor’s Corporation (“S&P”), or if unrated, deemed to be of equivalent quality.

G.	Initial Public Offering (“IPO”)

An offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Exchange Act Sections 13 or 15(d).

H.	Investment Personnel

Any Access Person who (1) in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities for Clients, and (2) any natural person who controls a Regulated Company and who obtains information concerning recommendations made to Clients regarding the purchase or sale of securities by Clients. Note: All Portfolio Managers, Associate Portfolio Managers, traders, analysts and employees in the Equity Research and Credit Research areas, and their direct or indirect supervisors in the Investment Division are deemed to be Investment Personnel.

I.	Large Company Securities

Reportable Security in the actively traded securities of an issuer with a market capitalization of $10 billion or more.

J.	Limited Offering

An offering exempt from registration under Securities Act Sections 4(2) or 4(6) or pursuant to Securities Act Rules 504, 505 or 506. Limited offerings are commonly referred to as “private placements” and include offerings of hedge funds and private funds. For the purposes of this Code, bank loans are considered “Limited Offerings”.

K.	Material Violations

Material violations of this Code include, but are not limited to, (a) any unlawful action as described in Section V.B., or (b) a second failure within a 24-month period to (i) obtain pre-clearance, (ii) comply with any applicable holding period, (iii) comply with any applicable black-out period or (iv) comply with any of the other stated restrictions on personal securities transactions.

L.	Portfolio Manager

Any Investment Personnel entrusted with the direct responsibility and authority to manage a Client portfolio or a portion of a Client portfolio. Equity analysts who have indirect portfolio management responsibilities for “analyst sleeves” are also considered Portfolio Managers for purposes of this Code.

M.	“Purchase or Sale” of a Reportable Security

The purchase, sale, other acquisition or disposition (collectively, a “transaction”) of a Reportable Security, including, among other things, the purchase or writing of an option to purchase or sell a Reportable Security.

N.	Reportable Fund

A Reportable Fund is any investment company, other than the Thrivent Money Market Fund and the Thrivent Money Market Portfolio, for which any of the Advisers serves as an investment adviser.

O.	Reportable Securities Account

Any account of a broker, dealer, bank or other entity that has the ability to purchase, sell, or hold, directly or indirectly, a Reportable Security or Reportable Fund in which an Access Person has, or by reason of such transaction or holding would acquire, any Beneficial Ownership. The Thrivent 401(k) plan and any variable contract under which Thrivent Funds are available as an option are considered a Reportable Securities Account. Other retirement plans, 529 plans and health savings accounts are considered Reportable Securities Accounts only if held at a broker, dealer or bank or if they hold a Reportable Security or Reportable Fund.

P.	Reportable Security

Any security as defined in the Advisers Act and the 1940 Act8 except (1) direct obligations of the Government of the United States; (2) currencies; (3) commodities (such as agricultural products) and options and futures on commodities that are traded on a commodities exchange; (4) bankers’ acceptances, bank certificates of deposit, commercial paper and high

8 Advisers Act Section 202(a)(18) and 1940 Act Section 2(a)(36) define security as “any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, limited partnership interest, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.”

quality short-term debt instruments, including repurchase agreements; (5) shares issued by money market funds; (6) shares issued by open-end funds other than Reportable Funds; and (7) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds. For purposes of this Code, the term Reportable Security includes bank loans. Further, the term Reportable Security covers more categories of securities than the term “Covered Security”9 that is used for compliance with both of the Rules. By SEC staff interpretation, Reportable Security includes shares issued by Exchange Trade Funds (“ETFs”) whether issued as open- or closed-end ETFs or unit investment trust ETFs.10

Q.	“Security Held or to be Acquired”

Any Reportable Security which, within the most recent 15 days, (i) is or has been held by a Client, or (ii) is being or has been considered by a Client or the Advisers for purchase by a Client, including any option to purchase or sell, and any security convertible into or exchangeable for, a Reportable Security.

R.	Small Company Securities

Reportable Security in the actively traded securities of an issuer with a market capitalization of less than $10 billion.

S.	Supervised Person

“Supervised person” means any Officer, Director, Manager or employee of an Adviser, or other person who provides investment advice on behalf of the Adviser and is subject to the supervision and control of the investment adviser; provided that, Non-Advisory Personnel of TFL shall not be treated as Supervised Persons subject to this Code.

V.	STANDARDS OF BUSINESS CONDUCT

A.	General

Each Supervised Person and/or Access Person shall adhere to the highest ethical standards and shall, at all times:

•	place the interests of Clients before his/her personal interests;

9 “Covered Security” under Rule 17j-1 means any security as defined in Company Act Section 2(a)(36) except (i) direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and (iii) shares issued by open-end registered investment companies.

10 The SEC staff has refused to grant no-action relief with respect to a request to exempt UIT-ETFs from the reporting requirements of adviser and fund codes of ethics and strongly urged advisers and funds to treat open- end ETFs and UIT ETFs consistently. See National Compliance Services, Inc., pub. avail (Nov. 20, 2005).

•	conduct all personal securities transactions in a manner consistent with this Code, to avoid any actual or potential conflicts of interest, or any abuse of position of trust and responsibility; and

•	never use their positions, or any investment opportunities presented by virtue of their positions, to personal advantage or to the detriment of a Client.

To assure compliance with these standards of conduct and the Federal Securities Laws, we have adopted, and agreed to be governed by, the provisions of this Code in addition to the procedures contained in applicable compliance manuals.11 However, Access Persons and Supervised Persons are expected to comply not merely with the “letter of the law,” but with the spirit of the laws, this Code and applicable compliance manuals, policies and procedures.

B.	Unlawful Actions[12]

It is unlawful for any affiliated person of or principal underwriter for a Fund, or any affiliated person of an investment adviser of or principal underwriter for a Fund, in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to be Acquired by the Fund:

•	To employ any device, scheme or artifice to defraud the Fund;

•

To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

•	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or

•	To engage in any manipulative practice with respect to the Fund.

VI.	CONFLICTS OF INTEREST

Supervised Persons and/or Access Persons must avoid engaging in any activity which might reflect poorly upon themselves or Thrivent or which would impair their ability to discharge their duties with respect to us and our Clients. Access Persons must provide disinterested advice and any relevant potential personal or business conflicts of interest must be disclosed to the CCO and, where appropriate, “Information Wall” procedures may be utilized to avoid potential conflicts of interest.

11 Applicable compliance manuals include the Adviser’s policies and procedures adopted pursuant to Advisers Act Rule 206(4)-7 and the Fund’s policies and procedures adopted pursuant to 1940 Act Rule 38a-1, as they may exist from time to time.

12 The term “Unlawful Actions” is defined in Rule 17j(b).

A.	Fair Treatment

Access Persons must avoid taking any action which would favor one Client or group of Clients over another in violation of our fiduciary duties and applicable law. Access Persons must comply with relevant provisions of our compliance manuals designed to detect, prevent or mitigate such conflicts.

B.	Gifts & Entertainment

No Supervised Person or Access Person shall accept a gift, favor, or service from any person or company that, to the actual knowledge of such person, does business or is seeking to do business with a Regulated Company that creates a real or perceived conflict of interest or is lavish or extravagant.

All Supervised Persons and Access Persons are subject to the Thrivent Financial Gift and Business Entertainment Policy.13 Further, Investment Personnel are subject to the following supplemental policies and procedures regarding entertainment received from a broker/dealer or other service provider involved in the purchase or sale of securities or other property to or from the Funds. Such entertainment shall be referred to herein as “Broker Entertainment”.14

•	Investment Personnel may accept Broker Entertainment, as long as such entertainment complies with the Thrivent Financial Gift and Business Entertainment Policy.

•

Investment Personnel are required to report all Broker Entertainment with a value in excess of $25. Prior approval is required by the Head of Equity or the Head of Fixed Income (or designees) for any Broker Entertainment with a value above $250. In determining the value of Broker Entertainment, the value should be the higher of cost or market value. Meals and beverages provided during in-office meetings, or meals and beverages generally made available in connection with a business conference, are acceptable and are not subject to the reporting requirements described above. The CCO may, from time to time, identify additional items that may be excluded from reporting.

•	Annually, Investment Personnel are required to certify in writing as to the accuracy and completeness of their Broker Entertainment reports.

Reporting and/or pre-approval of Broker Entertainment can be made through the Personal Trading Assistant (“PTA”)15 system. Pre-approval requests will be responded to promptly and an email will be sent when the request has been approved or denied.

13 See https://mycorporate.thrivent.com/portal/mycorp/ithrive/our_org/code

14 This supplemental policy on Broker Entertainment is intended to cover any form of gift, entertainment or other compensation that may be prohibited by Section 17(e)(1) of the Investment Company Act of 1940.

Please also remember that the Thrivent Financial Gift and Business Entertainment Policy requires reporting of all business gifts given or received on a gift log. The Form for reporting gifts can be found in the Code of Conduct section on Thrivent’s intranet site.

C.	Late Trading

Access Persons must refrain from knowingly placing trades in any investment company after it closes while obtaining that day’s price for the fund shares.

D.	Duty of Care

When acting as fiduciaries, the Advisers have a duty to perform their services carefully. Negligence in the performance of investment advisory activities may result in liability to the injured Client. Clients expect that Adviser personnel will perform their responsibilities with the care and skill that is appropriate under the circumstances. This responsibility requires, among other things, that securities recommendations be made on the basis of adequate investigation and that any recommended investment is suitable to the particular Client in light of the nature and objectives of that Client.

E.	Transactions with Clients

No Supervised Person and/or Access Person shall buy or sell any security or other property in which such person has a beneficial interest from or to a Client, provided that this item shall not be construed to prohibit a person from being a shareholder of a Fund or the contract owner of a variable annuity, life insurance or any other product that is funded or issued by a Fund.

F.	Outside Activities

Access Persons are expected to act in the best interests of Thrivent and refrain from being placed in a position that could result in the appearance of a conflict between their personal interests and the interests of Thrivent when engaging in any outside activity.

In addition to the requirements of this Code, Access Persons are also subject to Thrivent’s overall guidelines and policies which include, but are not limited to the Thrivent Code of Conduct and Thrivent Conflicts of Interest Policy. Among the requirements of Thrivent’s Conflicts of Interest Policy, Access Persons that are engaged in, or are considering engaging in, an outside business activity or volunteer position that raises a potential or actual conflict of interest situation must immediately discuss it with their manager, who in turn should consult with the Code of Conduct Office for advice and direction. This includes any previously reported and/or approved activity whenever there is any material change in relevant circumstances.

Investment Personnel are subject to additional reporting requirements for (i) outside business activities where the Investment Person either has a controlling or influencing position in a business or receives monetary compensation for their involvement in a business and (ii) not-for-profit activities where the Investment Person has any direct or indirect influence or control over Reportable Securities that would require pre-clearance under the Code or Reportable Funds. The following activities are not reportable:

•	Any unpaid affiliation with a trade association, professional association, or other such organization related to your position at Thrivent.

•	Unpaid positions with co-op boards, condominium associations, and similar entities the sole business of which is to hold title to and/or manage real property in which you can or do reside.

•

Unpaid positions with holding companies, trusts, or other non-operating entities established solely for purposes of your or your family’s estate or tax planning or to hold your or your family’s real estate or other investments that would not otherwise require pre-clearance under the Code.

Reporting of outside activities can be made through the Personal Trading Assistant (“PTA”)16 system. Reports will be reviewed by the Investment Person’s supervisor and Asset Management Compliance to determine whether such activity may be perceived as an actual or potential conflict of interest. In the event a conflict of interest is determined to be unacceptable, the person having the conflict shall comply with Thrivent’s decision to eliminate the conflict of interest within the time limits determined by Thrivent. Failure to do so may result in disciplinary action, including possible termination.

Annually, Investment Personnel are required to certify in writing as to the accuracy and completeness of their outside activity reporting.

G.	Service as Outside Director or on Creditors’ Committee

Investment Personnel may not serve on the board of directors of any company that is subject to the reporting obligations of Exchange Act Section 12 or 15, or in any similar capacity, absent prior authorization from the Chief Investment Officer, in consultation with the CLO, based upon a determination that the board service would be consistent with the interests of Clients. If such board service is authorized, such Investment Personnel shall be isolated from the investment making decisions of the Funds or other Clients with regard to securities of the company on whose board the individual serves.

Supervised Persons may not serve on a creditors’ committee absent prior authorization from the Chief Investment Officer in consultation with the CLO and, if so authorized, may be subject to strict information barriers. This restriction shall not apply to any

16 The PTA system may be accessed through the Thrivent intranet site under “Resource Center” and search for “Personal Trading Assistant”.

Independent Fund Director or any independent director, manager or trustee of an Adviser that is not, in fact, an Access Person as defined above.

Prior authorization can be requested through the Personal Trading Assistant (“PTA”)17 system. Pre-approval requests will be responded to promptly and an email will be sent when the request has been approved or denied.

VII.	PERSONAL TRADING RESTRICTIONS

A.	Restrictions for Access Persons[18]

1.

Open Client Orders. Front-running is illegal and prohibited under this Code. No Access Person will be granted pre-clearance for the purchase or sale of any Reportable Security on a day that any Client or Adviser has a pending “buy” or “sell” order in the same Reportable Security until the order is withdrawn or executed. The price paid or received by a Client account for any security should not be affected by a buying or selling interest on the part of an Access Person, or otherwise result in an inappropriate advantage to the Access Person.

2.

IPO and Limited Offering (Private Placement) Restrictions. No Access Person, other than an Independent Fund Director or Fund Director not otherwise employed by Thrivent, shall purchase, directly or indirectly, in an Initial Public Offering or a Limited Offering of any Reportable Security in which he or she has, or by reason of such transaction would acquire, Beneficial Ownership without the prior written approval of Compliance. (Please note the definition of Limited Offering covers securities commonly referred to as private placements, such as hedge funds and private funds, as well as bank loans.) Any such approval will take into account, among other factors, whether the investment opportunity should be reserved for a Client and whether the opportunity is being offered to such person because of his or her position with Thrivent.

Once pre-approval has been granted, the pre-approved transaction must be executed within 48 hours or such other period specified by Compliance. An Access Person who has been authorized to acquire interests in such securities must disclose their interests if involved in considering an investment in such securities for a Client. Any decision to acquire the issuer’s securities on behalf of a Client shall be subject to review by Access Persons with no personal interest in the issuer. If the purchase of a Limited Offering is approved, the Access Person must disclose his or her position in the issuer of the security whenever he or she is involved to any material extent in any subsequent consideration of the securities of such issuer by

17 The PTA system may be accessed through the Thrivent intranet site under “Resource Center” and search for “Personal Trading Assistant”.

18 Certain substantive restrictions are required by law while others are based on best practices recommended by the Investment Company Institute under Rule 17j-1 or by the Investment Advisers Association under Rule 204A-1.

or on behalf of a Client and the determination of whether to make such investment must be made or reviewed by Investment Personnel having no personal interest in the issuer. The sale or disposition of a security obtained in an Initial Public Offering or a Limited Offering of any Reportable Security must also be pre-cleared.

3.

Short Sales. No Access Person, other than an Independent Fund Director, shall effect a short sale of a Covered Security unless such transaction is a short sale transaction known as a short sale “against the box” (i.e., the Access Person owns the security which is subject to the short sale). However, an Access Person may effect a short sale of an ETF in a transaction that is not “against the box.”

4.

Rumors. No Access Person shall originate or circulate in any manner any statement or report regarding any issuer or security that the employee knows or has reasonable grounds to believe is false or misleading and could improperly influence the market price of such security. An Access Person must promptly report to Compliance any circumstance which would lead the employee to believe such statement or report might have been originated, circulated or received.

5.

Restricted Securities. Thrivent maintains a confidential Restricted Securities List. No Access Person will be granted pre-clearance for the purchase or sale of securities on the list. No exception will be granted without prior written approval from Compliance.

B.	Additional Restrictions Applicable to Investment Personnel

1.	60-Day Holding Period

No Investment Personnel shall profit, directly or indirectly, from the purchase and sale or sale and purchase of the same or equivalent Reportable Security within any 60 calendar-day period. This includes, but is not limited to, realizing gains on an option contract within any 60 day calendar-day period. Examples include:

•

The receipt of any premium from the opening of an option position in which the expiration of that contract will occur within the next 60 days (e.g., selling a call or selling a put to open that expires within 60 days).

•

The automatic exercise of in-the-money options (including expiring options) within the 60 day calendar-day period. To avoid a violation and surrendering 60 day gains that would result from an automatic liquidation, you need to cancel the automatic liquidation before it happens.

In the event an Investment Personnel engages in such transactions, the later transaction shall, if practicable, be rescinded. This restriction does not apply to transactions that result in a loss   through trading within a period shorter than 60 calendar days. This prohibition applies to all Reportable Securities unless excepted below.

Note: The 60-day rule covers “equivalent” securities; therefore, the rule would prohibit options transactions on or short sales of a security within 60 days of its purchase. Also the 60-day rule is applied on a “last in - first out” basis. For example, if Investment Personnel purchases ABC stock on January 1, 2006, and makes a subsequent purchase of ABC stock on December 1, 2007, he or she may not sell any shares of ABC stock until January 31, 2008. The “clock” restarts each time a trade is made in the security.

All transactions in a Covered Security by Investment Personnel are subject to the 60- day holding period, except:

a.

In cases of immediate and heavy financial need where funds are not readily available from other sources, Investment Personnel may request approval for the sale of Reportable Securities from Compliance. The request must be in writing and set forth the circumstances of the request, and must not exceed the amount needed to meet the financial hardship, including anticipated income taxes. Compliance has no obligation to grant the request.

b.	Securities exempt from pre-clearance by Access Persons (See Section VIII of this Code).

c.	Large Company Securities.

2.    Small Company and High Yield Blackout

No Investment Person shall purchase or sell any Small Company Security or High Yield Security in which he or she has, or by reason of such transaction would acquire, any Beneficial Ownership in such security (excluding securities that are exempt from pre-clearance under Section VIII) within a period of seven (7) calendar days19 after any transaction in such security by or on behalf of a Client (other than a purchase or sale of such security in an index fund).

3.    Investment Personnel Attestation

Front-Running is illegal and prohibited under this Code. When pre-clearing a Reportable Security under Section VIII, below, Investment Personnel must attest that they do not have knowledge that the security is under consideration for purchase or sale by a Portfolio Manager in the next seven calendar days (other than a purchase or sale of a Reportable Security in an index fund).

The following are exempt from this attestation requirement:

19 The day of the subject transaction is not included in computing the seven day calendar period; for example, if the fund or portfolio purchases a Reportable Security on a Monday, the Investment Person may not purchase the security until the following Tuesday.

a.	Securities exempt from pre-clearance by Access Persons (See Section VIII of this Code).

b.	Large Company Securities.

4.    Portfolio Manager Seven Day Blackout

No Portfolio Manager shall purchase or sell any Reportable Security in which he or she has, or by reason of such transaction would acquire, any Beneficial Ownership within a period of seven (7) calendar days20 before any transaction in such Reportable Security by or on behalf of a fund, portfolio or multi- asset account “sleeve” that he or she manages (other than a purchase or sale of a Reportable Security in an index fund). Any such transactions shall, if practicable, be rescinded.

The following are exempt from the Seven Day Blackout:

a.	Securities exempt from pre-clearance by Access Persons (See Section VIII of this Code).

b.	Large Company Securities.

C.	Restrictions Applicable to Church Loan Fund Insiders

Section 16 of the Securities Exchange Act of 1934, as amended, prohibits Church Loan Fund Insiders from profiting from buying and selling, or selling and buying, equity securities of the Church Loan Fund (“Church Loan Fund shares”)21 within a six (6) month period. This is known as a “short-swing profit.” If a Church Loan Fund Insider does have a short swing profit, the Church Loan Fund Insider will be required to disgorge the profits to the Church Loan Fund. Please keep in mind that transactions by other persons (such as immediate family members, trusts and partnerships) that are attributable to you are subject to these restrictions. Consequently, Church Loan Fund Insider should avoid frequent trading in Church Loan Fund shares.

Church Loan Fund Insiders are prohibited from purchasing and selling, or selling and purchasing, Church Loan Fund shares within a six (6) month period. If you are a Church Loan Fund Insider, other than an Independent Trustee of the Church Loan Fund, you must request pre-clearance to purchase or sell Church Loan Fund shares. You will not

20 The day of the subject transaction is not included in computing the seven day calendar period; for example, if the fund or portfolio purchases a Reportable Security on a Monday, the Portfolio Manager may not purchase the security until the following Tuesday.

21 Under rules promulgated under Section 16(a), an “equity security” of a company includes both equity securities and derivative securities (including any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege at a price related to an equity security, or similar securities with a value derived from the value of an equity security) relating to the company, whether or not issued by that company. While the Church Loan Fund does not expect there to be derivative securities relating to the Fund’s common shares, for completeness, references to “Church Loan Fund’s shares” include Church Loan Fund common shares as well as any derivative securities relating thereto.

receive pre-clearance for any Church Loan Fund shares transaction that would violate the six-month holding period restriction or the prohibition against short-swing profits. Pre-clearance is not required for purchases effected through pre-established instructions in the Church Loan Fund’s DRIP (see Section VIII.A.11 below).

VIII.	PRE-CLEARANCE REQUIREMENTS

No Access Person shall purchase or sell, directly or indirectly, any Reportable Security in which he or she has, or by reason of such transaction would acquire, any Beneficial Ownership without the prior approval of Compliance unless exempt from pre-clearance as provided below, provided, however, that no person shall be required to pre-clear a transaction effected for any account over which such person has no direct or indirect influence or control.

A.	Transactions Exempt from Pre-Clearance

Exemption from pre-clearance does not constitute an exemption from the reporting requirements of Section IX. Access Persons should consult the CCO if there are any questions about whether one of the exemptions listed below applies to a given transaction. All transactions in a Reportable Security must receive prior clearance except:

1.

Mutual Funds. Shares in registered open-end investment companies (i.e., mutual funds) registered under the 1940 Act, including Reportable Funds, although Access Persons are reminded that “market timing” the Funds violates our policies and that Front-Running Client transactions or trading in Reportable Funds on the basis of material, nonpublic inside or confidential information violates not only this Code, but our insider trading policies and procedures as well as other securities laws and, if proven, is punishable by fines and other penalties.[22]

2.

Church Loan and Income Fund. Thrivent Church Loan shares, except that Church Loan Fund Insiders, other than Independent Trustees of the Church Loan Fund, are required to pre-clear transactions in Church Loan Fund shares to monitor for compliance with the six-month holding period (Section VII.C).

3.	Unit Investment Trusts. Shares in a unit investment trust registered under the 1940 Act.

4.	Exchange Traded Funds. Note: Pre-clearance is required for exchange traded notes, unless another exemption in this section applies.

5.	Investments based on a broad index or non-reportable security. Derivatives or other investments whose value is based on exchanged traded funds, broad

[22]	Purchases or sales of Reportable Funds are still subject to the Reporting Requirements in Section IX, below.

based indices (e.g., S&P 500 or the VIX), or non-Reportable Securities (e.g., commodities, currencies, interest rates or U.S. Treasuries).

6.	Government Debt. Debt issued or guaranteed by the United States government.

7.	Governmental Agencies. Debt issued by an enterprise sponsored by the United States government.

8.	Pro-Rata Distributions. Purchases effected by the exercise of rights issued pro rata to all holders of a class of securities or the sale of rights so received.

9.	Tenders/Exchanges. Purchases and sales of securities pursuant to a tender offer or exchange offer.

10.

Exercise of Stock Option of Corporate Employer by Residential Family Member. Purchases as part of the exercise by a Residential Family Member of a stock option issued by the corporation employing the Residential Family Member. Note, sales must be pre-cleared.

11.

Dividend Reinvestment Plans (“DRIP”). Purchases effected through pre-established instructions in a DRIP. An Access Person should notify the Compliance Office that he or she will be participating in the DRIP. Note, pre-clearance is required for any purchases or sales in a DRIP that are not conducted as part of the pre-established instructions, including the purchase of shares to initiate participation in the DRIP or the sale of shares held in a DRIP.

12.

Automatic Investment Plans (“AIP”). Purchases and sales effected through an AIP. An Access Person should notify the Compliance Office that he or she will be participating in the AIP. Note, pre-clearance is required for any purchases or sales in an AIP that are not conducted as part of the pre-established instructions, including the purchase of shares to initiate participation in the AIP or the sale of shares acquired through an AIP.

13.	Managed Accounts. Purchases and sales effected through an account managed on a fully discretionary basis by an independent third party adviser without prior consultation with the employee.

14.	Inheritances. The acquisition of securities through inheritance.

15.	Gifts. Giving or receiving a Reportable Security as a gift or donation. Note, you must submit an adjustment in the PTA system to ensure your holdings are accurate.

16.	Notes issued via direct lending platforms. Purchases or sales of notes held in accounts maintained for holding notes issued via direct lending platforms such as Lending Club or Prosper.

17.

Non-volitional Transactions. Purchases or sales which are non-volitional on the part of either the Access Person or the Client. Such transactions would include inherited shares, corporate actions, the disposition of securities as worthless, the automatic liquidation of fractional shares, etc.

B.	Access Persons Exempt from Pre-Clearance

The following persons are exempt from pre-clearance:

1.

Independent Directors of TFL, Independent Fund Directors and Fund Directors that are not otherwise employed by Thrivent, except that Independent Trustees of the Church Loan Fund are required to notify the Church Loan Fund by the date of any purchases or sales of Church Loan Fund shares as set forth in Section IX.F. below.

2.	Persons who are classified as an Access Person solely because they are a manager/director or officer of an Adviser.

3.

Persons who may be deemed Access Persons solely because they make, participate in, or obtain or have access to information regarding, co-investment transactions in church loans conducted on behalf of the Church Loan Fund, or whose functions relate to the making of any recommendations with respect to such co-investments, except that Church Loan Fund Insiders, other than the Independent Trustees of the Church Loan Fund, are required to pre-clear transactions in Church Loan Fund shares(see Section VIII.A.2).

Exemption from pre-clearance does not constitute an exemption from the reporting requirements of Section IX, except as expressly provided in that Section.

C.	Procedures for Obtaining Pre-Clearance

1.

An Access Person must request pre-clearance through the Personal Trading Assistant (“PTA”).[23] PTA may be accessed through the Thrivent intranet site. The Access Person will be advised through a message on PTA if the Pre-clearance request was APPROVED or DENIED. If the pre-clearance request requires manual review, an email will be sent when the Pre-clearance request has been APPROVED or DENIED.

2.	Pre-clearance shall be valid for only the day given. Note: Access Persons are reminded to cancel any limit order that is not executed during the pre-clearance period.

D.	Procedures for Options Exercise

The purchase or sale of an option on stocks by an Access Person must be pre-cleared. The exercise of an option to buy or sell the underlying stock must also be pre-cleared and is subject to the holding period and blackout provisions of Section VII.

[23]	The PTA may be accessed through the Thrivent intranet site under “Requests and Forms”; “Compliance”; “Related Links”.

E.	Prohibition on Self Pre-clearance

No Access Person shall (1) manually pre-clear his or her own trades, (2) review his or her own reports or (3) approve his or her own exemptions from this Code. When such actions are to be undertaken with respect to the CCO’s personal transactions, the CLO or his designee will perform such actions as are required of the CCO by this Code.

Access Persons are cautioned that pre-clearance or exemption of a transaction under this Section is not a “safe harbor” and does not shield the individual in the event he or she otherwise violates applicable securities laws or regulations.

IX.	ACCESS PERSON REPORTING REQUIREMENTS

Note: Reportable Funds are subject to the reporting requirements of this Section.

A.	Approved Accounts

Access Persons, other than Independent Fund and Adviser Directors and Fund Directors that are not otherwise employed by Thrivent, must notify Asset Management Compliance immediately when opening or otherwise establishing any Reportable Securities Account. All Reportable Securities Accounts maintained by Access Persons, other than Independent Fund and Adviser Directors and Fund Directors that are not otherwise employed by Thrivent, must be maintained with firms that are on the Approved Brokerage Firm List(see Attachment A). Exceptions to the Approved Brokerage Firm List requirement may be granted by the CCO in very limited circumstances at the request of the Access Person. For example, exceptions may be granted for certain non-Thrivent 401(k) plans or accounts managed on a fully discretionary basis by an independent third party adviser.

It is a violation of this Code to maintain a Reportable Securities Account that is required to be disclosed to Compliance and approved under this Section IX.A but is not so reported and approved. Report accounts as soon as the account is opened or a pre-existing account becomes associated with you (such as through marriage or inheritance) by sending an email with account details (firm name, account number, account name, and date established) to Box PTS COE.

New Access Persons will have 45 days to move their existing accounts to a brokerage firm on the Approved Account List or to another approved account.

B.	Statements and Confirmations

Access Persons consent to having timely duplicate brokerage confirmations (if available) and account statements submitted to Compliance for all Reportable Securities Accounts approved under this Section IX.A. At the request of Compliance, Access Persons must arrange for Compliance to receive such duplicate brokerage confirmations and/or periodic account statements on a timely basis so Compliance can verify all account holdings and transaction activity.

C.	Initial and Annual Holdings Reports

Each Access Person, other than Independent Fund and Adviser Directors, must submit to the Compliance Office a personal holdings report disclosing all Reportable Securities Beneficially Owned not later than ten (10) calendar days after becoming an Access Person, reflecting the Access Person’s holdings as of a date not more than 45 calendar days prior to becoming an Access Person; and (ii) annually, on February 10, or such other date selected by the CCO, as of a date not more than 45 calendar days prior to the date the report was submitted. Holdings reports must contain the following information:

1.

the title and type of each Reportable Security and as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership;

2.

the name of any broker, dealer, bank or other entity with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit. (Note that any account that has the ability to hold Reportable Securities must be included, even if the account currently does not hold any Reportable Securities); and

3.	the date the Access Person submits the report.

The following investments are exempt from the initial and annual holding reports:

•	Holdings of the White Rose Funds and Thrivent compensation/retirement plans (excluding the Thrivent 401(k) plan). Compliance has available access to holding information on these accounts.

D.	Quarterly Reports

Within 30 calendar days after the end of each calendar quarter, each Access Person, other than Independent Fund and Adviser Directors, must submit a report to the Compliance Office via PTA covering all transactions in Reportable Securities Beneficially Owned during the quarter. Transaction reports must contain the following information:

1.

the date of the transaction, the title and as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Reportable Security involved;

2.	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

3.	the price of the security at which the transaction was effected;

4.	the name of the broker, dealer, bank or other entity with or through which the transaction was effected; and

5.	the date the Access Person submits the report.

The following transactions are exempt from quarterly reporting:

•	Transactions that are made pursuant to an Automatic Investment Plan or dividend reinvestment plan.

•	Transactions in the White Rose Funds and Thrivent compensation/retirement plans (excluding the Thrivent 401(k) plan). Compliance has available access to trading information on these accounts.

E.	Annual Certifications

The CCO shall provide notice to all Access Persons of their status under this Code, and shall deliver a copy of the Code to each Supervised Person and Access Person annually. Additionally, each Supervised Person and Access Person will be provided a copy of any Code amendments. Annually, after reading the Code, each Supervised Person and Access Person (excluding Independent Fund and Adviser Directors) shall make the required certification that he or she has (1) read and understands this Code and recognizes that he or she is subject to the Code and (2) complied with all requirements of the Code to which he or she is subject and (3) disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code.

Annual certifications are due within forty-five (45) days after the end of each calendar year. To the extent that any Code-related training sessions or seminars are held, the CCO shall keep records of such sessions and the Supervised Persons and/or Access Persons attending.

F.	Independent Fund Directors

Independent Fund Directors are exempt from Initial and Annual Holdings reports and the Annual Certification. They are also exempt from quarterly transaction reports unless they knew, or in the ordinary course of fulfilling their official duties as Fund Directors should have known, that during the 15-day period immediately before or after their transactions, the Fund’s purchased or sold, or considered purchasing or selling, the security.24

Subject to compliance with the six-month holding period set forth in Section VII.C., Independent Trustees of the Church Loan Fund are required to notify the Fund by the date of purchasing or selling Church Loan Fund shares. Independent Trustees of the Church Loan Fund also are required to notify the Church Loan Fund in the event he or she plans to use a Rule 10b-5 plan for transactions in Church Loan Fund shares.

[24]	See Rule 17j-1(d)(2)(ii).

G.	Independent Directors of Advisers

By no-action relief, the SEC staff has exempted independent directors of investment advisers to Funds from reporting of personal holdings and transactions.25 Accordingly, independent directors of TFL are exempt from Initial and Annual Holdings Reports and the Annual Certification. They are also exempt from quarterly transaction reports unless they knew, or in the ordinary course of fulfilling their official duties as Independent Adviser Directors should have known, that during the 15-day period immediately before or after their transactions, the Fund’s purchased or sold, or considered purchasing or selling, the security.

I.	Reporting Violations

Any Access Person or Supervised Person who believes that a violation of this Code has taken place must promptly report that violation to the CCO or to the CCO’s designee. To the extent that such reports are provided to a designee, the designee shall provide periodic updates to the CCO with respect to violations reported. Access Persons and Supervised Persons may make these reports anonymously and no adverse action shall be taken against any such person making such a report in good faith. Please refer to Thrivent’s Code of Conduct for information on making anonymous reports.

X.	ADMINISTRATION OF CODE OF ETHICS

A.	Procedures

The CCO shall use reasonable diligence and institute procedures necessary to prevent violations of the Code. Reports required to be submitted pursuant to the Code will be reviewed by the CCO on a periodic basis. Any Material Violation or potential material violation of the Code must be promptly reported to the CCO. The CCO will investigate any such violation or potential violation and report violations the CCO determines to be Material Violations to the relevant CLO and Chief Investment Officer and/or the Fund Board, as appropriate, with a recommendation of such action to be taken against any individual who is determined to have violated the Code, as is necessary and appropriate to cure the violation and prevent future violations. Other violations shall be handled by the CCO in a manner he or she deems to be appropriate. However, sanctions more severe than a censure must be approved by the relevant Adviser’s CLO, CIO or Adviser Board.

B.	Exceptions

With prior written approval from the CLO and CCO, an account may qualify for an exception from the Code if it would be consistent with the general principles and

[25]	See Mackenzie Investment Management, pub. avail (August 8, 2000).

objectives of the Code, taking into consideration factors that include the potential for harm to the Funds, the reason for the request, and whether the procedural and reporting requirements of this Code are necessary or appropriate to protect the Funds. Such an exception may be granted for an account where:

1.	a person has no trading discretion or influence over the account, such as a blind trust, or

2.

it is an educational institution’s account that is used in connection with an investment course that is part of an MBA or other educational program and a person participates in investment decisions with respect to the account.

C.	Board Reports

No less frequently than annually, the Fund CCO shall furnish to the Fund Boards and the chief compliance officer for the Advisers shall furnish to the boards of directors/managers of the Advisers (the “Adviser Boards” and together with the Fund Boards, the “Boards”), and each Board must consider, a written report that:

•

Describes any issues arising under the Code or procedures since the last report to the Board, including, but not limited to, information about Material Violations of the Code and procedures and/or sanctions imposed in response to the material violations; and

•	Certifies that the Fund or Adviser, as applicable, has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

The Boards shall also, as necessary, consider reports concerning recommended sanctions for Code violations and determine what sanctions, if any, in addition to any forfeitures imposed pursuant to Section X, should be imposed for the material violations reported. The Boards shall also, as necessary, consider whether it is appropriate under the circumstances for any forfeitures to be paid to any affected Funds or whether a charity should be designated to receive such forfeitures.

D.	Recordkeeping Requirements

Each Regulated Company must maintain records relating to this Code as required by law and make them available to the SEC or any representative of the SEC at any time and from time to time for reasonable periodic, special or other examination. To the extent appropriate and practicable, all such required records shall be preserved on a consolidated basis on behalf of the Regulated Companies, for the periods and in the manner required by Rule 17j-1 and Rule 204-2. To the extent appropriate and permissible, the CCO may choose to keep such records electronically. Required records include:

•	A copy of any Thrivent Code that is in effect, or at any time within the past five years was in effect;

•

A record of any violation of the Code, and any action taken as a result of the violation, must be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

•

A copy of each report required by this Code to be made by an Access Person or Supervised Person, including broker confirmations, must be maintained for at least five years after the end of the fiscal year in which the report is made or the information provided, the first two years in an easily accessible place. However, written acknowledgments required under Section IX.E shall be retained until five years after the person ceases to be subject to reporting under Section IX.E.;

•

A record of all persons, currently or within the past five years, who are or were required to make reports under Section IX, or who are or were responsible for reviewing such reports, must be maintained in an easily accessible place; and

•	A record of any decision, and the reasons supporting the decision, to approve the acquisition by an Access Person of a Limited Offering.

E.	CCO Annual Review

The CCO shall review this Code and its operation at least annually and may determine to make amendments to the Code as a result of that review.

F.	Sanctions and Forfeitures

1.

Sanctions. Upon learning of a violation of this Code, the relevant Adviser may impose any sanction deemed appropriate under the circumstances, including, but not limited to, verbal or written warnings and censures, letters of reprimand, monetary sanctions, suspension of personal trading activity, disgorgement and forfeiture of profits, or suspension or termination of employment.

2.

Forfeitures. Any profits derived from securities transactions in violation of this Code shall be forfeited and may be paid to one or more Clients for the benefit of the Client(s) or, if the Client is a Reportable Fund, its shareholders, if such a payment is determined by the CCO, in consultation with the relevant CLO, to be appropriate under the circumstances, or to a charitable organization selected by the Adviser, as applicable. Gifts accepted in violation of the Code shall be forfeited, if practicable, and/or dealt with in any manner determined appropriate and in the best interests of Clients. No profits shall be forfeited from securities transactions by an Access Person pre-cleared in good faith. Good faith pre-clearance does not include transactions pre-cleared by Access Persons who knowingly submit requests for pre-clearance while in possession of material, non-public information with respect to the security or any Adviser’s advisory recommendations relating to the security.

G.	Waivers

The CCO, in consultation with the relevant CLO, may grant waivers of any Code provision that is not required by law in appropriate circumstances (e.g., personal hardship) and will maintain records necessary to justify such waivers.

H.	Footnotes

The footnotes and attachment contained in this document are for information only and may be added, deleted or revised by the CCO from time to time without prior approval of the Boards.

I.	Privacy

All information obtained from each Access Person or Supervised Person is provided for the purpose of monitoring conflict of interests as outlined in the Code and as required by law. Thrivent has adopted administrative, technical, and physical controls to safeguard the security, confidentiality, and integrity of the information provided. Only authorized individuals are given access to the information provided and no information is disclosed to outside third parties unless required by law or regulatory entity. All information will be retained securely for the period dictated by Recordkeeping Requirements under the Code.

ATTACHMENT A

Approved Brokerage Firm List

The following is a list of approved brokers/accounts:

1.	Thrivent Accounts*
2.	Charles Schwab
3.	E-Trade
4.	Fidelity
5.	TD Ameritrade

* Includes Thrivent Investment Management Inc. brokerage/managed accounts, Thrivent Mutual Fund accounts, Thrivent variable product accounts and Thrivent 401(k) plan accounts.

Note: Wells Fargo Accounts approved prior to 12/31/2013 may be maintained.